Exhibit 99.1

FOR IMMEDIATE RELEASE

Inogen Provides Additional Full Year 2016 Guidance

- Reaffirms 2015 Guidance -

GOLETA, Calif., November 30, 2015 -- Inogen, Inc. (NASDAQ: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, announced today that it anticipates adjusted EBITDA for the full year 2016 to be in the range of $35 to $37 million, representing an approximate increase of 14.8% to 21.3% over the 2015 guidance mid-point of $30.5 million. The Company also expects net income of $11 to $13 million, representing 18.9% to 40.5% growth over the 2015 guidance mid-point of $9.25 million. The Company expects net positive cash flow for 2016 with no additional equity capital required to meet its current plan.

Inogen confirmed total revenue guidance for the full year 2016 of $177 to $183 million, representing 16.8% to 20.8% growth over the 2015 guidance mid-point of $151.5 million.

Inogen is also confirming full year 2015 guidance provided on November 10, 2015 as follows:

•	Revenue of $150 to $153 million, which represents year-over-year growth of 33.3% to 36.0%.

•	Adjusted EBITDA of $29 to $32 million, representing an approximate increase of 21.1% to 33.6% over 2014.

•	Net income of $8.5 to $10 million, representing an approximate increase of 24.5% to 46.5% over 2014.

•	Net positive cash flow for 2015 with no additional equity capital required to meet its current plan.

Raymond Huggenberger, Inogen President and Chief Executive Officer, said, “As we approach year end and look towards 2016, our performance reflects focus, productivity, and solid execution across all aspects of our business. We remain confident in our ability to continue to grow the top line, while at the same time, leveraging operating efficiencies for continued strong profitability despite the reimbursement headwinds from the national rollout of competitive bidding pricing we anticipate in 2016.”

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

Use of Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our current GAAP and non-GAAP guidance and estimates of 2015 and 2016 revenue, adjusted EBITDA, net income, and cash flow.  Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; the impact of reduced reimbursement rates, including in connection with the implementation of the competitive bidding and the Center for Medicare and Medicaid Services (CMS) rules; the possible loss of key employees, customers, or suppliers; and intellectual property risks if Inogen is unable to secure and maintain patent or other intellectual property protection for the intellectual property used in its products. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; its ability to successfully launch new products and applications; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen's business and operating results are contained in Inogen's Annual Report on Form 10-K for the year ended December 31, 2014 and in Inogen's subsequent reports filed with the Securities and Exchange Commission, including Inogen's Quarterly Report on Form 10-Q for the period ended September 30, 2015. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined by SEC rules.  Historically, Inogen has also publicly presented these supplemental non-GAAP measures in order to assist the investment community to see Inogen “through the eyes of management,” and thereby enhance understanding of its operating performance. The non-GAAP financial measures are not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP.  For future periods, we are unable to provide a reconciliation of Adjusted EBITDA to net income/(loss) as a result of the uncertainty regarding, and the potential variability of, the amounts of interest income, interest expense, depreciation and amortization, stock-based compensation, provisions for income taxes, and certain other infrequently occurring items, such as acquisition related costs, that may be incurred in the future.  Our quarterly and annual results as reported in these non-GAAP measures will be reconciled to the most directly comparable GAAP financial measures when such actual results are announced by Inogen.

About Inogen

Inogen is innovation in oxygen therapy. We are a medical technology company that develops, manufactures and markets innovative oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions.

For more information, please visit www.inogen.com.

Investor Relations Contact:

ir@inogen.net

805-562-0500 ext 7

Media Contact:

Byron Myers

805-562-0503